                                                    Pursuant to Rule 424(b)(5)
                                                    Registration No. 33-60322

PROSPECTUS SUPPLEMENT
(To Prospectus dated April 16, 1993)

                                  $250,000,000

[Logo]                          Merck & Co., Inc.
                           6.30% DEBENTURES DUE 2026
                            ------------------------

                     Interest payable January 1 and July 1
                            ------------------------

THE DEBENTURES WILL MATURE ON JANUARY 1, 2026 AND ARE NOT REDEEMABLE PRIOR TO
 MATURITY. THE DEBENTURES WILL BE REPRESENTED BY A GLOBAL SECURITY REGISTERED
   IN THE NAME OF A NOMINEE OF THE DEPOSITORY TRUST COMPANY, AS DEPOSITARY.
    BENEFICIAL INTERESTS IN THE DEBENTURES WILL BE SHOWN ON, AND TRANSFERS
       THEREOF WILL BE EFFECTED ONLY THROUGH, RECORDS MAINTAINED BY THE
         DEPOSITARY (WITH RESPECT TO PARTICIPANTS' INTERESTS) AND ITS
      PARTICIPANTS. EXCEPT AS DESCRIBED IN THE ACCOMPANYING PROSPECTUS,
        DEBENTURES IN CERTIFICATED FORM WILL NOT BE ISSUED IN EXCHANGE
                           FOR THE GLOBAL SECURITY.
                           ------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
    ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS.
          ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

     The Underwriter has agreed to purchase the Debentures from the Company at 98.58% of their principal amount ($246,450,000 aggregate proceeds to the Company, before deducting expenses payable by the Company estimated at $195,000), subject to the terms and conditions set forth in the Underwriting Agreement.

     The Underwriter proposes to offer the Debentures from time to time for sale in one or more negotiated transactions, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. For further information with respect to the plan of distribution and any discounts, commissions or profits on resale that may be deemed underwriting discounts or commissions, see "The Underwriter" herein.
                            ------------------------

     The Debentures are offered, subject to prior sale, when, as and if accepted by the Underwriter and subject to approval of certain legal matters by Davis Polk & Wardwell, counsel for the Underwriter. It is expected that delivery of the Debentures will be made on or about January 8, 1996 through the book-entry facilities of The Depository Trust Company against payment therefor in immediately available funds.
                            ------------------------

                             MORGAN STANLEY & CO.
                                 Incorporated

January 3, 1996

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                  THE COMPANY

     The Company is a worldwide research-intensive health products company that discovers, develops, produces, and markets human and animal health products and services. The Company's dominant industry segment is the Human and Animal Products and Services segment, in which Merck-Medco Managed Care, Inc., a company acquired in November 1993, also participates.

     Human health products include therapeutic and preventive agents, generally sold by prescription, for the treatment of human disorders. Among these are cardiovascular products, of which Vasotec (enalapril maleate), Mevacor (lovastatin), Zocor (simvastatin), Prinivil (lisinopril), and Vaseretic (enalapril maleate-hydrochlorothiazide) are the largest-selling; anti-ulcerants, of which Pepcid (famotidine) and Prilosec (omeprazole) (through October 31, 1994; on November 1, 1994, marketing of Prilosec was transferred to Astra Merck, Inc., a joint venture between the Company and Astra AB) are the largest-selling antibiotics, of which Primaxin (imipenem-cilastatin sodium), Noroxin (norfloxacin), and Mefoxin (cefoxitin sodium) are the largest-selling; vaccines/biologicals, of which M-M-R II (measles, mumps, rubella virus vaccine live) and Recombivax HB (hepatitis B vaccine recombinant) are the largest-selling; opthalmologicals, of which Timoptic (timolol maleate) is the largest-selling; anti-inflammatory/analgesic products, of which Indocin (indomethacin), Cilnoril (sulindac), and Dolobid (diflunisal) are the largest-selling; and other Company human health products which include Proscar (finasteride), a treatment for symptomatic benign prostate enlargement, antiparkinsonism products, psychotherapeutics, and a muscle relaxant.

     Animal health/crop protection products include animal medicinals used for control and alleviation of disease in livestock, small animals, and poultry. These products are primarily antiparasites, of which Ivomec (ivermectin) for the control of internal and external parasites in livestock and Heartgard-30 (ivermectin) for the prevention of canine heartworm disease are the largest-selling; crop protection products, of which abemectin-based miticides/insecticides are the largest-selling; coccidiostats for the treatment of poultry disease; and poultry breeding stock.

                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the consolidated ratio of earnings to fixed charges for the Company for the periods indicated.

                                                    NINE MONTHS
                                                       ENDED
                                                     SEPTEMBER
                                                        30,           YEAR ENDED DECEMBER 31,
                                                    -----------   --------------------------------
                                                    1995   1994   1994   1993   1992   1991   1990
                                                    ----   ----   ----   ----   ----   ----   ----
Ratio of earnings to fixed charges................   38     28     28     27     34     32     29

     For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes and fixed charges. Fixed charges for the purpose of calculating the ratio of earnings to fixed charges consist solely of interest expenses, capitalized interest and that portion of rentals representative of an interest factor.

                           DESCRIPTION OF DEBENTURES

     The following description of the particular terms of the 6.30% Debentures Due 2026 (the "Debentures") offered hereby (referred to in the Prospectus as the "Debt Securities") supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth in the Prospectus, to which description reference is hereby made. The following summary of the Debentures is qualified in its entirety by reference to the Indenture referred to in the Prospectus.

GENERAL

     The Debentures will be limited to $250,000,000 in aggregate principal amount and will mature on January 1, 2026. The Debentures will constitute part of the senior debt of the Company and will rank pari passu will all other unsecured and unsubordinated debt of the Company. Each Debenture will bear interest from January 1, 1996 at the applicable annual rate set forth on the cover page of this Prospectus Supplement, payable semiannually on January 1 and July 1, commencing July 1, 1996, to the person in whose name such Debenture is registered at the close of business on the preceding December 15 or June 15. The Debentures will be issued in fully registered form only, in denominations of $1,000 and multiples thereof. Principal of and interest on the Debentures will be payable, and the transfer of Debentures will be registrable, through the Depositary as described under "Book-Entry Procedures."

     The Debentures will not be redeemable prior to maturity and will not be subject to any sinking fund.

     The Indenture permits the defeasance of the Debentures upon the satisfaction of the conditions described under "Description of Debt Securities -- Defeasance and Covenant Defeasance" in the Prospectus. The Debentures are subject to these defeasance provisions.

BOOK-ENTRY PROCEDURES

     Upon issuance, all Debentures will be represented by a fully registered global security (the "Global Security"). The Global Security will be deposited with, or on behalf of, The Depository Trust Company, as Depositary (the "Depositary"), and registered in the name of the Depositary or a nominee thereof. Unless and until it is exchanged in whole or in part for Debentures in definitive form, the Global Security may not be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary.

     The Depositary has advised the Company as follows: The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of transactions among its participants in such securities through electronic book-entry changes in accounts of the participant, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the Underwriter), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     A further description of the Depositary's procedures with respect to the Global Security is set forth in the Prospectus under "Description of Debt Securities -- Book-Entry Debt Securities." The Depositary has confirmed to the Company, the Underwriter and the Trustee that it intends to follow such procedures.

THE TRUSTEE

     First Trust of New York, National Association will act as Trustee under the Indenture.

                                  UNDERWRITER

     Under the terms and subject to the conditions contained in a Pricing Agreement dated the date hereof, Morgan Stanley & Co. Incorporated (the "Underwriter") has agreed to purchase, and the Company has agreed to sell to the Underwriter, $250,000,000 principal amount of the Debentures.

     The Pricing Agreement provides that the obligations of the Underwriter to pay for and accept delivery of the Debentures are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriter is committed to take and pay for all of the Debentures if any are taken.

     The distribution of the Debentures by the Underwriter is being effected from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of each sale. In connection with the sale of any Debentures, the Underwriter may be deemed to have received compensation from the Company equal to the difference between the amount received by the Underwriter upon the sale of such Debentures and the price at which the Underwriter purchased such Debentures from the Company. In addition, the Underwriter may sell Debentures to or through certain dealers, and dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Underwriter and/or any purchasers of Debentures for whom it may act as agent (which compensation may be in excess of customary commissions). The Underwriter may also receive compensation from the purchasers of Debentures for whom it may act as agent.

     The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriter may be required to make in respect thereof.

     The Company does not intend to apply for listing of the Debentures on a national securities exchange, but has been advised by the Underwriter that it presently intends to make a market in the Debentures as permitted by applicable laws and regulations. The Underwriter is not obligated, however, to make a market in the Debentures and any such market-making may be discontinued at any time at the sole discretion of the Underwriter. Accordingly, no assurance can be given as to the liquidity of, or trading market for, the Debentures.

                                 LEGAL MATTERS

     The validity of the Debentures will be passed upon for the Company by Bert
I. Weinstein, Assistant General Counsel of the Company. Mr. Weinstein is the beneficial owner of 1,664 shares (including shares held in a savings plan account) of the common stock of the Company and holds options, which are exercisable within 60 days, to acquire 23,765 shares. Certain legal matters relating to the Debentures will be passed upon for the Underwriter by Davis Polk & Wardwell.

PROSPECTUS
                                 $1,000,000,000

[Logo]                         MERCK & CO., INC.
                                DEBT SECURITIES

                             ---------------------

     Merck & Co., Inc. (the "Company") may offer from time to time in one or more series its debt securities (the "Debt Securities") at an aggregate initial offering price not to exceed $1,000,000,000 (or the equivalent in foreign denominated currency or currency units). The Company will offer Debt Securities to the public on terms determined by market conditions.

                             ---------------------

     The accompanying Prospectus Supplement sets forth the specific designation, aggregate principal amount, purchase price, maturity, interest rate (or manner of calculation thereof), time of payment of interest (if any), listing (if any) on a securities exchange, the form of the Debt Securities (which may be in registered form or book-entry form) and any other specific terms of the Debt Securities and the name of and compensation to each dealer, underwriter, or agent (if any) involved in the sale of the Debt Securities covered by the Prospectus Supplement.

                             ---------------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
             THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
              SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                       ADEQUACY OF THIS PROSPECTUS. ANY
                      REPRESENTATION TO THE CONTRARY IS
                             A CRIMINAL OFFENSE.

                            ---------------------

     Debt Securities may be offered through dealers, through underwriters, or through agents designated from time to time, as set forth in the Prospectus Supplement, and Debt Securities may be offered to other purchasers directly or through agents. Net proceeds to the Company will be the purchase price in the case of a purchaser or dealer, the public offering price less discount in the case of an underwriter, or the purchase price less commission in the case of an agent -- in each case, less other expenses attributable to issuance and distribution. See "Plan of Distribution" for possible indemnification arrangements for dealers, underwriters, and agents.

                             ---------------------

                 THE DATE OF THIS PROSPECTUS IS APRIL 16, 1993.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN AND THEREIN, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER, DEALER OR AGENT. NEITHER THIS PROSPECTUS NOR ANY PROSPECTUS SUPPLEMENT SHALL CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREUNDER IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OR SALE IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER IMPLIES THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY AT ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission").

     All such reports, proxy and information statements and other information, including the documents incorporated by reference herein, can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's regional offices at 7 World Trade Center, 13th floor, New York, New York 10048 and 1400 Northwestern Atrium Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661-2511. Such material can also be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and at the office of the Philadelphia Stock Exchange, 1900 Market Street, Philadelphia, Pennsylvania 19130.

     The Company has filed a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and the exhibits filed as a part thereof. Statements contained herein concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed by the Company (Exchange Act File No. 1-3305) with the Securities and Exchange Commission are incorporated herein by reference and made a part hereof:

          (a) Annual Report on Form 10-K, dated March 25, 1993, for the fiscal year ended December 31, 1992.

          (b) Current Reports on Form 8-K, filed on January 21, 1993, February 25, 1993 and March 26, 1993.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of the offering of the Debt Securities hereby shall be deemed to be incorporated herein by reference.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and the Registration Statement of which it is a part to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or such Registration Statement.

     The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the documents which have been or may be incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to such documents). Requests for such copies should be directed to the Office of the Secretary, Merck & Co., Inc., P.O. Box 100, One Merck Drive, Whitehouse Station, New Jersey 08889-0100, telephone number (908) 423-4042.

                                  THE COMPANY

     The Company is a worldwide organization engaged primarily in the business of discovering, developing, producing, and marketing products and services for the maintenance or restoration of health. The Company's business is divided into two industry segments: Human and Animal Health Products and Specialty Chemical Products.

     Human and animal health products include therapeutic and preventive agents for the treatment of human disorders, which are generally sold by prescription, and for the control and alleviation of disease in livestock, small animals, and poultry. Human and animal health products also include poultry breeding stock and crop protection products.

     Human health products include cardiovascular products, antibiotics, anti-ulcerants, anti-inflammatory/ analgesic products, ophthalmologicals and vaccines/biologicals. The Company also markets a wide range of prescription products in other therapeutic classes, including antiparkinsonism products, psychotherapeutics, a muscle relaxant and a treatment for symptomatic benign prostate enlargement.

     Animal health/crop protection products include miticides/insecticides, coccidiostats and poultry breeding stock.

     The Company's specialty chemical products have a wide variety of applications such as use in health care, food processing, oil exploration and personal care.

     The Company was incorporated in the State of New Jersey in 1927 and maintains its principal offices at Whitehouse Station, New Jersey. The Company's address is P.O. Box 100, One Merck Drive, Whitehouse Station, New Jersey 08889-0100 and its telephone number is (908) 423-1000.

                                USE OF PROCEEDS

     Except as otherwise described in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Debt Securities for general corporate purposes, including the reduction of short-term debt. Funds not required immediately for such purposes may be invested temporarily in short-term marketable securities.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities are to be issued under an Indenture (the "Indenture"), between the Company and Morgan Guaranty Trust Company of New York, as Trustee (the "Trustee"), a copy of which is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions therein of certain terms. Wherever particular Sections or defined terms of the Indenture are referred to, such Sections or defined terms are incorporated herein by reference.

     The following sets forth certain general terms and provisions of the Debt Securities offered hereby. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities") will be described in the Prospectus Supplement relating to such Offered Debt Securities (the "Applicable Prospectus Supplement").

GENERAL

     The Indenture does not limit the amount of Debt Securities that may be issued thereunder and Debt Securities may be issued thereunder from time to time in one or more series. The Debt Securities will be unsecured and unsubordinated obligations of the Company and will rank equally and ratably with other unsecured and unsubordinated obligations of the Company.

     Unless otherwise indicated in the Applicable Prospectus Supplement, principal of, premium, if any, and interest on the Debt Securities will be payable, and the transfer of Debt Securities will be registrable, at the office or agency to be maintained by the Company in The City of New York and at any other office or agency maintained by the Company for such purpose. (Sections 301, 305 and 1002) The Debt Securities will be issued only in fully registered form without coupons and, unless otherwise indicated in the Applicable Prospectus Supplement, in denominations of $100,000 or integral multiples thereof. (Section 302) No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith. (Section 305)

     The Applicable Prospectus Supplement will describe the following terms of the Offered Debt Securities: (1) the title of the Offered Debt Securities; (2) any limit on the aggregate principal amount of the Offered Debt Securities; (3) the Person to whom any interest on the Offered Debt Securities shall be payable, if other than the Person in whose name that Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest; (4) the date or dates on which the principal of the Offered Debt Securities is payable; (5) the rate or rates at which the Offered Debt Securities shall bear interest, if any, the date or dates from which any such interest shall accrue, the Interest Payment Dates on which any such interest shall be payable and the Regular Record Date for the interest payable on any Interest Payment Date; (6) the place or places where the principal of and any premium and interest on the Offered Debt Securities shall be payable; (7) the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Debt Securities may be redeemed, in whole or in part, at the option of the Company; (8) the obligation, if any, of the Company to redeem or purchase the Offered Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a Holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Debt Securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation; (9) if other than denominations of $100,000 and any integral multiple thereof, the denominations in which the Offered Debt Securities shall be issuable; (10) the currency, currencies or currency units in which payment of the principal of and any premium and interest on any Offered Debt Securities shall be payable if other than the currency of the United States of America; (11) if the amount of payments of principal of or any premium or interest on any Offered Debt Securities may be determined with reference to an index or formula, the manner in which such amounts shall be determined; (12) if the principal of or any premium or interest on any Offered Debt Securities is to be payable, at the election of the Company or a Holder thereof, in one or more currencies or currency units other than that or those in which the Securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and any premium and interest on the Offered Debt Securities as to which such election is made shall be payable, and the periods within which and the terms and conditions upon which such election is to be made; (13) if other than the principal amount thereof, the portion of the principal amount of the Offered Debt Securities which shall be payable upon declaration of acceleration of the Maturity thereof; (14) the applicability of the provisions described under "Defeasance and Covenant Defeasance"; (15) if the Offered Debt Securities will be issuable only in the form of a Book-Entry Security as described under "Book-Entry Debt Securities," the Depository or its nominee with respect to the Offered Debt Securities and the circumstances under which the Book-Entry Security may be registered for transfer or exchange or authenticated and delivered in the name of a Person other than the Depository or its nominee; and
(16) any other terms of the Offered Debt Securities. (Section 301)

     The Debt Securities may be issued as Original Issue Discount Debt Securities to be offered and sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to Original Issue Discount Debt Securities and any Debt Securities treated as having been issued with original issue discount for Federal income tax purposes will be described in the Applicable Prospectus Supplement. "Original Issue Discount Debt Securities" means any Debt Security which provides for an amount less than the principal amount thereof to be due and payable upon the declaration of acceleration of the Maturity thereof upon the occurrence of an Event of Default and the continuation thereof. (Section
101)

BOOK-ENTRY DEBT SECURITIES

     The Debt Securities of a series may be issued in the form of one or more Book-Entry Securities that will be deposited with a Depository or its nominee identified in the Applicable Prospectus Supplement. In such a case, one or more Book-Entry Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of Outstanding Debt Securities of the series to be represented by such Book-Entry Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a Book-Entry Security may not be registered for transfer or exchange except as a whole by the Depository for such Book-Entry Security to a nominee or such Depository and except in the circumstances described in the Applicable Prospectus Supplement. (Sections 204 and 305)

     The specific terms of the depository arrangement with respect to any portion of a series of Debt Securities to be represented by a Book-Entry Security will be described in the Applicable Prospectus Supplement.

CERTAIN COVENANTS OF THE COMPANY

     Subsidiaries. The term "Subsidiary" will be defined as a corporation more than 50% of the outstanding voting stock of which is owned directly or indirectly by the Company and/or one or more Subsidiaries. The term "Domestic Subsidiary" will be defined as a Subsidiary substantially all the fixed assets of which are located, or substantially all the business of which is carried on, within the United States (including Puerto Rico), or which owns or leases any Principal Domestic Manufacturing Property, but such term excludes any Subsidiary the principal business of which is the financing of the operations of the Company or its Subsidiaries outside the United States (including Puerto Rico) (but such Subsidiary is excluded only so long as it neither owns nor leases any Principal Domestic Manufacturing Property). (Section 101)

     Restrictions on Secured Debt. If the Company or any Domestic Subsidiary shall incur, issue, assume or guarantee any Debt secured by a Mortgage on any Principal Domestic Manufacturing Property of the Company or any Domestic Subsidiary or on any shares of stock or Debt of any Domestic Subsidiary, the Company will secure, or cause such Domestic Subsidiary to secure, the Outstanding Debt Securities equally and ratably with (or prior to) such secured Debt, unless after giving effect thereto the aggregate amount of all such secured Debt together with all Attributable Debt of the Company and of any Domestic Subsidiary in respect of sale and leaseback transactions involving Principal Domestic Manufacturing Properties would not exceed 10% of the Consolidated Net Tangible Assets of the Company and its consolidated Subsidiaries. For the purpose of providing such equal and ratable security, the principal amount of Outstanding Debt Securities of any series of Original Issue Discount Securities shall be such portion of the principal amount as specified in the terms of that series that would be payable upon acceleration of the Maturity thereof at the time of such determination. This restriction will not apply to, and there shall be excluded in computing secured Debt for the purpose of such restriction, Debt secured by (a) Mortgages on property of, or on any shares of stock or Debt of, any corporation existing at the time such corporation becomes a Domestic Subsidiary, (b) Mortgages in favor of the Company or a Domestic Subsidiary, (c) Mortgages in favor of governmental bodies of the United States or any State or Puerto Rico or any other country or any political subdivision thereof to secure partial, progress or advance payments, (d) Mortgages on property, shares of stock or Debt, purchase money Mortgages and construction Mortgages existing at or incurred within 120 days of the time of acquisition thereof (including acquisition through merger or consolidation), and
(e) certain extensions, renewals or replacements of Mortgages referred to in the foregoing clauses (a) through (d) inclusive. (Section 1008) The Indenture will not restrict the incurrence of unsecured Debt by the Company or its Subsidiaries.

     "Principal Domestic Manufacturing Property" will be defined to include any facility (together with the land on which it is erected and fixtures comprising a part thereof) used primarily for manufacturing, processing or warehousing of the Company's products and located in the United States (including Puerto Rico), owned or leased by the Company or a Subsidiary and having a gross book value in excess of 1% of Consolidated Net Tangible Assets, other than any such facility or portion thereof (i) which is financed by certain governmental obligations the interest on which is excludable from gross income of the holder thereof pursuant to the provisions of Section 103(a) of the Internal Revenue Code or Section 745 of Title 48 of the United States Code or (ii) which in the opinion of the Board of Directors of the Company is not of material importance to the total business conducted by the Company and its Subsidiaries as an entirety. "Consolidated Net Tangible Assets" will be defined as the aggregate amount of all assets (after deducting intangible assets and the amount of all current liabilities) of the Company and its consolidated Subsidiaries. "Mortgage" will be defined as any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or

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

similar encumbrance. "Attributable Debt" will be defined to mean the total net amount of rent (discounted at the rate of 1% per annum over the weighted average Yield to Maturity of the Outstanding Debt Securities compounded semi-annually) required to be paid during the remaining term of any lease. (Section 101)

     Restrictions on Sales and Leaseback Transactions. Neither the Company nor any Domestic Subsidiary may, after the effective date of the Indenture, enter into any sale and leaseback transaction involving any Principal Domestic Manufacturing Property which has been or is to be sold or transferred, more than 120 days after the acquisition thereof or the completion of construction and commencement of full operations thereof, unless (a) the Company or such Domestic Subsidiary could create Debt secured by a Mortgage on such property as described under "Restrictions on Secured Debt" in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the Outstanding Debt Securities or (b) the Company, within 120 days, applies to the retirement of its Funded Debt which is pari passu (as defined in the Indenture) with the Outstanding Securities an amount equal to the greater of
(i) the net proceeds of the sale of the Principal Domestic Manufacturing Property leased pursuant to such arrangement or (ii) the fair market value of the Principal Domestic Manufacturing Property so leased (subject to credits for certain voluntary retirements of Funded Debt). (Section 1009) "Funded Debt" will be defined as indebtedness for money borrowed having a maturity at or being renewable or extendible to a date more than 12 months from the date of determination. (Section 101) This restriction will not apply to any sale and leaseback transaction (a) between the Company and a Subsidiary or between Subsidiaries, or (b) involving the taking back of a lease for a period of three years or less. (Section 1009)

     Unless otherwise indicated in the Applicable Prospectus Supplement, the Indenture does not contain covenants specifically designed to protect Holders in the event of a highly leveraged transaction involving the Company.

EVENTS OF DEFAULT

     Any one of the following events will constitute an Event of Default under the Indenture with respect to Securities of any series: (a) failure to pay any interest on any Debt Security of that series when due, continued for 30 days;
(b) failure to pay principal of or any premium on any Debt Security of that series when due; (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series; (d) failure to perform, or breach of any covenant or warranty of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of Debt Securities thereunder other than that series) continued for 90 days after written notice as provided in the Indenture; (e) certain events in bankruptcy, insolvency or reorganization of the Company; or (f) any other Event of Default provided with respect to Debt Securities of that series. (Section 501)

     If any Event of Default with respect to the Debt Securities of any series at the time Outstanding occurs and is continuing, either the Trustee or the Holders of at least 25 percent in aggregate principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Debt Securities, such portion of the principal amount as may be specified in the terms thereof) of all the Debt Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the Holders of a majority in aggregate principal amount of Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502)

     Reference is made to the Applicable Prospectus Supplement relating to any series of Offered Debt Securities that are Original Issue Discount Debt Securities for the particular provisions relating to acceleration of the Stated Maturity of a portion of the principal amount of such series of Original Issue Discount Debt Securities upon the occurrence of an Event of Default and the continuation thereof.

     The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Section 603) Subject to such provisions for the indemnification of the Trustee and to certain other conditions, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series. (Section 512)

     No Holder of any series of Debt Securities will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless the Holders of at least 25 percent in principal amount of the Outstanding Debt Securities of that series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Section 507) However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for enforcement of payment of the principal of and premium, if any, or interest on such Debt Security on or after the respective due dates expressed in such Debt Security. (Section 508)

     The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. (Section 1004)

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than the majority in aggregate principal amount of the Outstanding Debt Securities of each series issued under the Indenture and affected by the modification or amendments; provided, however, that no such modification or amendment may, without the consent of the Holders of all Debt Securities affected thereby, (i) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security; (ii) reduce the principal amount of, or the premium, if any, or (except as otherwise provided in the Applicable Prospectus Supplement) interest on, any Debt Security (including in the case of an Original Issue Discount Debt Security the amount payable upon acceleration of the maturity thereof); (iii) change the place or currency of payment of principal of, premium, if any, or interest on any Debt Security; (iv) impair the right to institute suit for the enforcement of any payment on any Debt Security on or at the Stated Maturity thereof (or in the case of redemption, on or after the Redemption Date); or (v) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults. (Section 902)

     The Holders of at least a majority in aggregate principal amount of the Outstanding Debt Securities of any series may, on behalf of all Holders of that series, waive compliance by the Company with certain restrictive provisions of the Indenture. (Section 1010) The Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of any series may, on behalf of all Holders of that series, waive any past default under the Indenture, except a default in the payment of principal, premium or interest and in respect of a covenant or provision of the Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of such series affected thereby. (Section 513)

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company may not consolidate with or merge into any other Person or transfer or lease its assets substantially as an entirety to any Person and may not permit any Person to merge into or consolidate with the Company or transfer or lease its assets substantially as an entirety to the Company, unless (i) any successor or purchaser is a corporation, partnership, or trust organized under the laws of the United States of America, any State or the District of Columbia, and any such successor or purchaser expressly assumes the Company's obligations on the Debt Securities under a supplemental Indenture, (ii) immediately after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, (iii) if properties or assets of the Company become subject to a Mortgage not permitted by the Indenture, the Company or such successor Person, as the case may be, takes such steps as shall be necessary effectively to secure the Securities equally and ratably with (or prior to) all indebtedness secured thereby, and (iv) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel stating compliance with these provisions. (Section 801)

DEFEASANCE AND COVENANT DEFEASANCE

     The Indenture provides, unless otherwise indicated in the Applicable Prospectus Supplement with respect to the Offered Debt Securities, that the Company, at the Company's option, (a) will be discharged from any and all obligations in respect of the Debt Securities of any series (except for certain obligations to register the transfer of or exchange of Debt Securities of such series, replace stolen, lost or mutilated Debt Securities of such series, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with certain restrictive covenants of the Indenture, including those described under "Certain Covenants," and the occurrence of an event described in clause (e) under "Events of Default" shall no longer be an Event of Default, in each case, if the Company deposits, in trust, with the Trustee money or U.S. Government Obligations, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money, in an amount sufficient to pay all the principal of and interest on the Debt Securities of such series on the dates such payments are due (which may include one or more redemption dates designated by the Company) in accordance with the terms of the Debt Securities of such series. Such a trust may only be established if, among other things, (i) no Event of Default or event which with the giving of notice or lapse of time, or both, would become an Event of Default under the Indenture shall have occurred and be continuing on the date of such deposit, (ii) such deposit will not cause the Trustee to have any conflicting interest with respect to other securities of the Company and (iii) the Company shall have delivered an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit or defeasance and will be subject to Federal income tax in the same manner as if such defeasance had not occurred, which Opinion of Counsel, in the case of clause (a) above, must refer to and be based upon a published ruling of the Internal Revenue Service, a private ruling of the Internal Revenue Service addressed to the Company, or otherwise a change in applicable Federal income tax law occurring after the date of the Indenture. In the event the Company omits to comply with its remaining obligations under the Indenture after a defeasance of the Indenture with respect to the Debt Securities of any series as described under clause (b) above and the Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee may be insufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable in respect of such payments. (Article Thirteen)

CONCERNING THE TRUSTEE

     Morgan Guaranty Trust Company of New York is Trustee under the Indenture. The Trustee performs services for the Company in the ordinary course of business.

                              PLAN OF DISTRIBUTION

     The Company may sell the Debt Securities being offered hereby through agents, through underwriters and through dealers, and Debt Securities may be sold to other purchasers directly or through agents.

     The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     Offers to purchase Debt Securities may be solicited by agents designated by the Company from time to time. Any such agent, who may be deemed to be an underwriter, as that term is defined in the Securities Act, involved in the offer or sale of the Debt Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent set forth, in the Prospectus Supplement. Agents may be entitled under agreements that may be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and such agents or their affiliates may be customers of, extend credit to or engage in transactions with or perform services for the Company in the ordinary course of business.

     If any underwriters are utilized in the sale, the Company will enter into an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement that will be used by the underwriters to make resales of the Debt Securities in respect of which this Prospectus is delivered to the public. The underwriters may be entitled under the relevant underwriting agreement, to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and such underwriters or their affiliates may be customers of, extend credit to or engage in transactions with or perform services for the Company in the ordinary course of business.

     If dealers are utilized in the sale of the Debt Securities in respect of which this Prospectus is delivered, the Company will sell such Debt Securities to such dealers, as principal. The dealers may then resell such Debt Securities to the public at varying prices to be determined by such dealers at the time of resale. Dealers may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and such dealers or their affiliates may be customers of, extend credit to or engage in transactions with or perform services for the Company in the ordinary course of business.

     The Debt Securities are not proposed to be listed on a securities exchange, and any underwriters or dealers will not be obligated to make a market in Debt Securities. The Company cannot predict the activity or liquidity of any trading in the Debt Securities.

                          VALIDITY OF DEBT SECURITIES

     The validity of Debt Securities offered hereby will be passed upon for the Company by Mary M. McDonald, Esq., Senior Vice President and General Counsel of the Company, and for the Underwriters by Sullivan & Cromwell, New York, New York. Ms. McDonald is the beneficial owner of 4,185 shares of Common Stock and holds options to acquire 55,550 shares which are exercisable within 60 days.

                                    EXPERTS

     The consolidated financial statements of the Company at December 31, 1992 and 1991 and for each of the three years in the period ended December 31, 1992, appearing in its Annual Report on Form 10-K, for the fiscal year ended December 31, 1992 and incorporated in this Prospectus by reference, have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their reports with respect thereto and incorporated by reference herein. The financial statements referred to above are included in reliance upon the reports of said firm and upon the authority of said firm as experts in auditing and accounting.